EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2015

Contact: Paul Richins	July 23, 2015
(801) 566-1200

Salt Lake City, Utah – In the second calendar quarter (2Q) and first half (1H) of 2015, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results which are on track to meet its previously announced goals for 2015, despite greater than expected foreign currency exchange (FX) rate headwinds. Approximately one-third of UTMD’s revenues are invoiced in foreign currencies, in particular, UK Pound Sterling (GBP), Euros (EUR) and Australian Dollars (AUD). The FX headwinds reduced consolidated sales in U.S. Dollar (USD) terms, and had a leveraged negative effect on USD profits. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

In USD terms, changes in consolidated income statement results compared to the same time period in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	(1%)	+2%
Gross Profit:	(4%)	(2%)
Operating Income:	(2%)	(1%)
Net Income:	+3%	+1%
Earnings Per Share:	+3%	+1%

The three key issues in comparing 2015 financial results to 2014 results are 1) FX, 2) FX and 3) FX. UTMD’s FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 2Q 2015 and 1H 2015 compared to the same periods in 2014 follow:

	2Q 15	2Q 14	Change	1H 15	1H 14	Change
GBP	1.531	1.682	( 9.0%)	1.522	1.669	( 8.8%)
EUR	1.110	1.370	(18.9%)	1.114	1.371	(18.7%)
AUD	0.778	0.933	(16.5%)	0.781	0.917	(14.8%)

In “constant dollars”, i.e. using the same FX in 2015 as in the previous year’s 2Q and 1H periods, 2Q 2015 and 1H 2015 consolidated sales were 4% and 6% higher, respectively.

UTMD’s FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of June 2015 and the end of June 2014 follow:

	June 30, 2015	June 30, 2014	Change
GBP	1.573	1.710	( 8.1%)
EUR	1.115	1.369	(18.5%)
AUD	0.770	0.943	(18.3%)

UTMD profit margins in 2Q 2015 and 1H 2015 compared to 2Q 2014 and 1H 2014:

	2Q 2015 (Apr – Jun)	2Q 2014 (Apr – Jun)	1H 2015 (Jan – Jun)	1H 2014 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	58.7%	60.5%	59.2%	61.0%
Operating Income Margin (operating profits/ sales):	38.2%	38.7%	38.0%	38.9%
Net Income Margin (profit after taxes/ sales):	28.1%	27.0%	27.1%	27.3%

UTMD’s Ireland and Australia subsidiaries purchase most of their materials - raw materials, in the case of Ireland, or finished devices for distribution, in the case of Australia - in fixed non-native currency prices. As a result, the translated cost of goods sold in EUR or AUD increased approximately 18%, squeezing the Ireland and Australia gross profit margins (GPM), because end user prices within their markets in their native currencies were not correspondingly increased. Then, when the lower gross profits (GP) in foreign currency terms were translated into USD to consolidate UTMD performance, gross profits in USD terms were reduced again. This is what UTMD refers to as the “double-whammy” negative effect on its consolidated USD gross profits from a substantially stronger USD.

Despite the negative FX-related impacts, UTMD was able to achieve higher earnings per share (EPS) for both 2Q 2015 and 1H 2015 compared to the same periods in 2014. EPS for the most recent twelve months (TTM) were $3.02. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes, excluding the remeasured bank balance currency loss and interest expense, were $19,526.

Income Statement Summary.
Compared to 2Q 2014, sales in 2Q 2015 were $475 lower than they would have been with constant FX. Compared to 1H 2014, sales in 1H 2015 were $872 lower than they would have been with constant FX.

An easy way to think about the FX impact on consolidated UTMD sales follows: About one-third of UTMD sales are in currencies other than the USD (two-thirds of international sales). If the USD is 12% stronger for the applicable period(s) as a weighted average for all foreign currencies combined, then the impact is a 4% decrease in consolidated USD sales (one-third of 12%). This is what happened in 1H 2015. Since actual 1H 2015 consolidated USD sales were up 2%, constant FX USD sales for 1H 2015 were up 6%.

The most helpful categories of increased sales in 1H 2015 compared to 1H 2014, were 1) the resumption of purchases by UTMD’s China distributor of Deltran blood pressure monitoring (BPM) transducer kits, which were $775 in 1H 2015 compared to zero in 1H 2014, and 2) a $314 increase in neonatal device sales to third party international distributors.

UTMD’s consolidated GPM was diluted by the combination of low margin China BPM sales which occurred only in 2015, and the double-whammy effect on USD-denominated GP of UTMD’s foreign subsidiaries described above. The Operating Income margin (OPM) was less diluted than the GPM because operating expenses of foreign subsidiaries were diminished in USD terms by the lower FX rates. The higher Net Income margin (NPM) was the result of the favorable 2Q 2015 combination of 1) no interest on debt which was completely repaid in 1Q 2015, and 2) a one-percentage point lower income tax rate in the UK beginning April 1, 2015.

Despite the much weaker than expected EUR, AUD and GBP which reduced sales by $872 (4%) in 1H 2015 compared to 1H 2014, 1H 2015 EPS were $1.48 compared to $1.47 in 1H 2014, allowing management to remain optimistic about meeting its projection for 2015 net profits and EPS described in its 2014 SEC Form 10-K.

Sales. U.S. domestic sales, which are obviously not affected by FX, were 3% higher in 2Q 2015 than in 2Q 2014, and 7% higher in 1H 2015 than in 1H 2014. Because of higher domestic sales and the negative effect of FX on two-thirds of international sales, domestic sales were 51% of total consolidated sales in 2Q 2015 compared to 49% in 2Q 2014, and 52% in 1H 2015 compared to 49% in 1H 2014. Sales of Femcare’s Filshie Clip System devices to CooperSurgical Inc. (CSI) for distribution in the U.S. were 5% higher in 2Q 2015 compared to 2Q 2014, and 14% higher in 1H 2015 compared to 1H 2014. Filshie Clip System sales to CSI were 24% of total domestic sales in both 2Q 2015 and 2Q 2014, and 26% in 1H 2015 compared to 24% in 1H 2014.

International sales consolidated in USD in 2Q 2015 were 4% lower than in 2Q 2014, and 3% lower in 1H 2015 than in 1H 2014. The negative FX impact was mitigated by the fact that about one-third of UTMD’s international sales are invoiced in fixed USD prices. UK subsidiary sales converted to USD were 27% of total international sales in 2Q 2015, and 31% in 1H 2015. Australia subsidiary sales were 13% of total international sales in both 2Q 2015 and 1H 2015. Ireland subsidiary sales were 31% of total international sales in 2Q 2015, and 28% in 1H 2015.

In product categories, 2Q 2015 global blood pressure monitoring device/ components (BPM) sales were up 16%, neonatal device sales were up 9%, obstetrics device sales were up 4%, and gynecology/ electrosurgery (GYN) device sales were down 8% compared to 2Q 2014. For 1H 2015 compared to 1H 2014 global sales in product categories, BPM sales were up 21%, neonatal device sales were up 14%, obstetrics device sales were about the same, and GYN device sales were down 6%. BPM sales to China are invoiced in USD, and therefore not subject to FX rate changes. Almost all international neonatal device sales were invoiced in USD. The majority of the negative FX impact on sales occurred in the GYN category.

Gross Profit. UTMD’s consolidated GPM was 58.7% in 2Q 2015 and 60.5% in 2Q 2014. With the same AUD sales in 2Q 2015 as in 2Q 2014, with essentially the same product mix, with the same purchase prices (in non-AUD currency) of finished devices, and with the same AUD selling prices to end-users, Australia GP in USD terms were 24% lower = the FX rate “double whammy”. A 5% increase in U.S. GP in 2Q 2015 helped mitigate the negative FX impact on foreign subsidiaries’ GP. The GPM in 1H 2015 was 59.2% compared to 61.0% in 1H 2014.

Operating Income. Operating Income is GP minus operating expenses, which are comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses. Consolidated USD-denominated operating expenses were $2,132 in 2Q 2015 (20.5% of sales) compared to $2,287 in 2Q 2014 (21.8% of sales). Consolidated operating expenses were $4,367 in 1H 2015 (21.2% of sales) compared to $4,494 in 1H 2014 (22.1% of sales). In contrast to sales and GP, in the case of operating expenses, the lower FX rates were accretive to financial results, as 2Q 2015 and 1H 2015 operating expenses of UTMD’s foreign subsidiaries in the aggregate would have been $127 and $242 higher, respectively, using 2014 FX rates. Consolidated G&A expenses included non-cash expense from the amortization of identifiable intangible assets (IIA) resulting from the Femcare acquisition of $618 (5.9% of sales) in 2Q 2015 and $1,230 (6.0% of sales) in 1H 2015, compared to $679 (6.5% of sales) in 2Q 2014 and $1,347 (6.6% of sales) in 1H 2014. The period to period differences were all FX-related since the IIA amortization expense was GBP 404 per quarter in both years’ periods.

Operating Income in 2Q 2015 and 1H 2015 was $3,968 and $7,844 respectively, compared to $4,062 and $7,905 in 2Q 2014 and 1H 2014 respectively. UTMD’s 2Q and 1H 2015 OPM, Operating Income divided by sales, was 38.2% and 38.0% respectively, compared to 38.7% and 38.9% in the same periods of 2014.

Income before Tax (EBT). Income before tax (EBT) results from subtracting net non-operating expense (NOE) from operating income. Consolidated 2Q 2015 EBT was $3,924 (37.7% of sales) compared to $3,930 (37.5% of sales) in 2Q 2014. EBT in 2Q 2015 was about the same as in 2Q 2014 despite the negative FX impact on GP because of the positive FX impact on operating expenses and the 2Q 2015 lack of any interest on debt, which was $78 in 2Q 2014. Consolidated 1H 2015 EBT was $7,592 (36.8% of sales) compared to $7,712 (38.0% of sales) in 1H 2014. The $120 lower 1H 2015 EBT can be attributed to a $234 loss on the remeasured value of EUR cash balances in the UK, which dropped by 8% in value relative to the USD at the end of 1H 2015 from the end of 2014.

NOE includes 1) loan interest, 2) bank fees and 3) losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, minus non-operating income from 1) rent of underutilized property, 2) investment income and 3) royalties received from licensing the Company’s technology. Net NOE in 2Q 2015 was $43 compared to $132 in 2Q 2014. In addition to the $78 lower interest expense, the total loss on remeasured foreign currency balances in 2Q 2015 was $10 lower than in 2Q 2014. Net NOE in 1H 2015 was $252 compared to $193 in 1H 2014. Although 1H 2015 interest was $100 lower than in 1H 2014, the total loss on remeasured foreign currency balances $159 higher.

The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,272 in 1H 2015 compared to EUR 223 in 1H 2014. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 1,709 in 1H 2015 compared to GBP 2,239 in 1H 2014. The differences are due primarily to the fact that in 2014, Filshie Sterishot kits were purchased from third party vendors and shipped from Femcare-Nikomed in the UK to international customers, while in 2015 the kits are being manufactured by UTMD in-house in Ireland and shipped to international customers directly from UTMD Ltd in Ireland.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2015 consolidated EBT excluding the remeasured bank balance currency loss and interest expense (“adjusted consolidated EBITDA”) were $4,793 compared to $4,946 in 2Q 2014. The $153 lower adjusted consolidated EBITDA resulted primarily from $78 lower interest expense, plus $250 lower GP offset by $155 lower operating expenses and $61 lower IIA amortization expense emanating from the significant FX rate changes. Adjusted consolidated EBITDA in 1H 2015 were $9,491 compared to $9,659 in 1H 2014. The $168 lower EBITDA resulted from $100 lower interest expense plus the combination of the following differences emanating primarily from FX rate changes: 1) $188 lower GP offset by $127 lower operating expenses, 2) $117 lower USD-denominated IIA amortization expense, and 3) $158 higher loss from remeasured foreign currency bank balances.

Net Income. Despite the negative impact of FX rates on sales and GPM, Net Income in 2Q 2015 of $2,918 was higher than the Net Income of $2,834 in 2Q 2014 due to a lower income tax provision rate. Similarly, Net Income in 1H 2015 of $5,586 was slightly higher than the Net Income of $5,556 in 1H 2014. UTMD’s net profit margin (NPM), Net Income divided by consolidated sales, was 28.1% and 27.1% in 2Q 2015 and 1H 2015 respectively. The NPMs for 2Q 2014 and 1H 2014 were 27.0% and 27.4% respectively. The average consolidated income tax provisions (as a % of EBT) in 2Q 2015 and 1H 2015 were 25.6% and 26.4%, respectively, compared to 27.9% and 28.0% in 2Q 2014 and 1H 2014 respectively.

UTMD’s combined state and federal income tax provision rate in the U.S. after all allowable deductions was 33.4% in 2Q 2015 compared to 34.5% in 2Q 2014, and 33.8% in 1H 2015 compared to 34.2% in 1H 2014. The corporate income tax rate in the UK was 20% in 2Q 2015 compared to 21% in 2Q 2014. The income tax rate in Australia remained 30% in both years’ periods. The UTMD Ltd (Ireland) tax rate on export profits remains 12.5%. A number of factors, such as the mix of EBT from subsidiaries with differing income tax rates and the amount of U.S. deductions such as the R&D tax credit, result in period to period tax provision fluctuations. UTMD’s income tax provision is trued-up each quarter for cumulative year-to-date estimated income tax liability.

Earnings per share (EPS). EPS in 2Q 2015 increased 2.2 cents (3%) compared to 2Q 2014 as a result of a lower consolidated income tax provision with approximately the same EBT. For 1H 2015, EPS increased 1.0 cent (1%) compared to 1H 2014 despite $120 lower EBT. EPS for the most recent twelve months were $3.02.

Diluted shares outstanding used to calculate 2Q 2015 EPS declined to 3,773,431 from 3,774,680 in 2Q 2014. The number of shares added as a dilution factor in 2Q 2015 was 18,521 compared to 24,557 in 2Q 2014. Diluted shares outstanding used to calculate 1H 2015 EPS declined to 3,774,964 from 3,778,395 in 1H 2014. The number of shares added as a dilution factor in 1H 2015 was 22,359 compared to 28,487 in 1H 2014. UTMD repurchased 4,000 of its shares in the open market during 2Q 2015 at an average cost, including commissions and fees, of $53.87 per share ($215 total). Since no shares were repurchased in 1Q 2015, this is also the amount for 1H 2015. The Company repurchased 17,344 shares in 2Q 2014 at an average cost of $47.18 per share ($818 total). Since no shares were repurchased in 1Q 2014, this is also the amount for 1H 2014.

Outstanding shares at the end of 2Q 2015 were 3,757,200 which included 2Q 2015 employee and outside director option exercises of 13,632 shares. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. The total number of outstanding unexercised employee and outside director options at June 30, 2015 was 67,719 shares at an average exercise price of $38.75/ share, including shares awarded but not vested. This compares to 108,080 unexercised option shares outstanding at June 30, 2014 at an average exercise price of $35.68/ share. No option shares have been awarded to date in 2015.

The closing share price at the end of 2Q 2015 was $59.63 compared to $60.05 at the end of calendar year 2014, and $51.44 at the end of 2Q 2014.

UTMD’s June 30, 2015 balance sheet compared with its December 31, 2014 balance sheet demonstrates continued strengthening. Debt incurred in March 2011 to help finance the Femcare acquisition was $26,934. The debt was fully retired in 1Q 2015. 1H 2015 capital expenditures for property and equipment were $109, compared to depreciation expense of $301. In addition, in 2Q 2015 UTMD spent $215 in open market share repurchases and $957 in payment of cash dividends to shareholders. UTMD’s working capital increased $3,939 from the end of 2014.

Key balance sheet changes as of June 30, 2015 from the end of 2014:

[Million $$]
Cash & Investments:	(0.1)
Receivables:	+0.9
Inventory:	(0.4)
Intangible Assets (net):	(1.0)
Total Current Liabilities:	(3.6)
Notes Payable (incl short term):	(4.9)
Shareholder Equity:	+3.6

Financial ratios as of June 30, 2015 follow:

1) Current Ratio = 5.6
2) Days in Receivables (based on 2Q sales activity) = 41
3) Average Inventory Turns (based on 2Q CGS) = 3.7
4) Year-to-Date ROE = 17% (prior to dividend payments)
= 11% (after accrual of shareholder dividends)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2015 will be filed with the SEC by August 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients. For more information about Utah Medical Products, Inc., please visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2015	2Q 2014	Percent Change
Net Sales	$10,397	$10,491	(0.9%)
Gross Profit	6,099	6,349	(3.9%)
Operating Income	3,968	4,062	(2.3%)
Income Before Tax	3,924	3,930	(0.1%)
Net Income	2,918	2,834	+ 3.0%
Earnings Per Share	$0.773	$0.751	+ 3.0%
Shares Outstanding (diluted)	3,773	3,775

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2015	1H 2014	Percent Change
Net Sales	$20,630	$20,318	+1.5%
Gross Profit	12,211	12,399	(1.5%)
Operating Income	7,844	7,905	(0.8%)
Income Before Tax	7,592	7,712	(1.6%)
Net Income	5,586	5,556	+ 0.5%
Earnings Per Share	$1.480	$1.470	+0.6%
Shares Outstanding (diluted)	3,775	3,778

BALANCE SHEET
(in thousands)

	(unaudited) JUN 30, 2015	(unaudited) MAR 31, 2015	(audited) DEC 31, 2014	(unaudited) JUN 30, 2014
Assets
Cash & Investments	$19,228	$16,157	$19,332	$15,990
Accounts & Other Receivables, Net	5,613	5,013	4,703	5,447
Inventories	4,473	4,850	4,872	5,301
Other Current Assets	662	769	768	679
Total Current Assets	29,976	26,789	29,675	27,417
Property & Equipment, Net	7,746	7,728	8,236	8,875
Intangible Assets, Net	42,208	40,858	43,165	48,000
Total Assets	$79,930	$75,375	$81,076	$84,292

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,333	$5,359	$5,077	$4,713
Current Portion of Notes Payable	-0-	-0-	3,894	4,136
Total Current Liabilities	5,333	5,359	8,971	8,849
Notes Payable (excluding current portion)	-0-	-0-	973	3,102
Deferred Tax Liability – Intangible	5,370	5,190	5,581	6,414
Deferred Revenue and Income Taxes	1,034	985	995	960
Shareholders’ Equity	68,193	63,841	64,556	64,967
Total Liabilities & Shareholders’ Equity	$79,930	$75,375	$81,076	$84,292